Exhibit 99.1

N  E  W  S     R  E  L  E  A  S  E

Contacts:	Kate Fitzsimons Investor Relations ir@footlocker.com Leigh Parrish Joele Frank, Wilkinson Brimmer Katcher lparrish@joelefrank.com mediarelations@footlocker.com

FOOT LOCKER, INC. REPORTS Second QUARTER 2025 financial RESULTS

●   Total Sales Down 2.4% Year-over-Year and Comparable Sales Down 2.0%

●   North American Comparable Sales Increase of 1.4%

●   GAAP EPS Loss of $0.39 and Non-GAAP EPS Loss of $0.27

●   Continued Store Modernization Efforts with 52 Refreshes

●   Opened 11 Reimagined Stores including the First 2 Champs Sports Stores

●   Successfully Launched Enhanced FLX Rewards Program in Europe

NEW YORK, NY, August 27, 2025 – Foot Locker, Inc. (NYSE: FL) today reported financial results for its second quarter ended August 2, 2025.

Mary Dillon, Chief Executive Officer said, “In the second quarter, we built sequential momentum and delivered positive North American comparable sales results led by our Foot Locker, Kids Foot Locker, and Champs Sports banners, including a positive start to the Back-to-School season in July. At the same time, our results reflect a challenging operating environment and soft store traffic trends, particularly in our WSS and international businesses. Our team continued to execute our Lace Up Plan, remaining focused on elevating our customers’ experiences by leveraging our strong brand partnerships, enhancing our store base through our Refresh and Reimagined programs, improving our digital platforms, and deepening global engagement through our FLX Rewards Program.”

Ms. Dillon added, “We are pleased to have recently received shareholder approval for the Company’s acquisition by DICK’S Sporting Goods. All required regulatory approvals have been received, and we look forward to the successful completion of the transaction.”

Second Quarter Results

●	Total sales were down 2.4%, to $1,851 million, as compared with sales of $1,896 million in the second quarter of 2024. Excluding the effect of foreign exchange rate fluctuations, total sales for the second quarter decreased by 3.7%.

●	Comparable sales decreased by 2.0%, with comparable sales in North America generating a comparable increase of 1.4%, which represented an improvement relative to the first quarter. Additionally, this period represented the fourth consecutive quarter of positive comparable sales growth at our Champs Sports banner, generating a comparable increase of 2.0%. Excluding WSS, comparable sales in North America increased by 2.6%. These gains were partially offset by comparable sales declines from our European and Asia Pacific businesses, which decreased by 10.3%.

Please refer to the Sales by Banner table below for detailed sales performance by banner and region.

●	Gross margin decreased by 50 basis points as compared with the prior-year period. Merchandise margins decreased by 50 basis points, while occupancy as a percentage of sales was flat compared to the prior-year period.

●	SG&A as a percentage of sales increased by 20 basis points as compared with the prior-year period, primarily due to underlying deleverage on the sales decline. Compared to the prior year, SG&A dollars decreased by 1.7%, reflecting benefits from ongoing expense discipline, including our cost optimization program, partially offset by our investments in technology.

●	Despite a pre-tax loss in the quarter, the Company recorded income tax expense of $8 million, or (25.5)%, primarily driven by taxable income in certain jurisdictions and the lack of a tax benefit on losses in the Netherlands. This a result of the Company’s first quarter decision to fully value the related deferred tax assets on net operating losses. On a non-GAAP basis, income tax expense was $11 million, or (61.0)%.

●	Net loss was $38 million, as compared with net loss of $12 million in the prior-year period. On a non-GAAP basis, net loss was $27 million for the second quarter, as compared with net loss of $4 million in the corresponding prior-year period.

●	Second quarter loss per share was $0.39, as compared with loss per share of $0.13 in the second quarter of 2024. Non-GAAP loss was $0.27 per share in the second quarter, as compared with non-GAAP loss per share of $0.05 in the corresponding prior-year period.

See the tables below for the reconciliation of Non-GAAP measures.

Balance Sheet

At quarter-end, the Company had cash and cash equivalents of $299 million, and total debt was $444 million.

As of August 2, 2025, the Company's merchandise inventories were $1,709 million, 3.7% higher than at the end of the second quarter last year due largely to a strategic pull-forward of fall product and a 100 basis point change related to foreign exchange currency fluctuations. Excluding the effect of foreign currency fluctuations, merchandise inventories increased by 2.7% as compared with the second quarter of last year.

Store Base Update

During the second quarter, the Company opened 2 new stores and closed 11 stores. Also during the quarter, the Company remodeled or relocated 14 stores and refreshed 52 stores to our updated design standards, which incorporate key elements of our current brand design specifications.

As of August 2, 2025, the Company operated 2,354 stores in 20 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 243 licensed stores were operating in the Middle East, Europe, and Asia.

Agreement to be Acquired by DICK'S

As previously announced on May 15, 2025, Foot Locker, Inc. and DICK'S Sporting Goods entered into a definitive merger agreement under which DICK'S will acquire the Company. On August 22, 2025, Foot Locker, Inc. received shareholder approval for the acquisition. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired at 11:59 p.m. Eastern time on August 25, 2025 and all required regulatory approvals to complete the transaction have been received. The Company expects the transaction will close on September 8, 2025.

In light of the pending transaction with DICK'S, Foot Locker, Inc. will not be holding a conference call to discuss its second quarter 2025 results and will not be providing, or updating previously issued, financial guidance.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, financial outlook, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in the Company's filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the right of us or DICK'S Sporting Goods, Inc. ("DICK'S") to terminate the Agreement and Plan of Merger by and among us, DICK'S and a wholly owned subsidiary of DICK'S ("Merger Sub") pursuant to which, among other things, Merger Sub would be merged with and into us (the "Transaction"); the outcome of any legal proceedings that may be instituted against us, including with respect to the Transaction; the possibility that the Transaction does not close when expected or at all because conditions to closing are not satisfied on a timely basis or at all; reputational risk and potential adverse reactions of our customers, employees or other business partners; the diversion of our management's attention and time from ongoing business operations and opportunities due to the Transaction; and any other factors set forth in the section entitled “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended February 1, 2025, filed on March 27, 2025, and in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2025, filed on June 11, 2025. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events, or otherwise.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended August 2, 2025 and August 3, 2024

(In millions, except per share amounts)

	Second Quarter		Year-to-Date
	2025	2024	2025	2024
Sales	$1,851	$1,896	$3,639	$3,770
Other revenue	6	4	12	9
Total revenue	1,857	1,900	3,651	3,779

Cost of sales	1,349	1,373	2,629	2,708
Selling, general and administrative expenses	468	476	926	937
Depreciation and amortization	51	51	102	102
Impairment and other	15	9	291	23
(Loss) income from operations	(26)	(9)	(297)	9

Interest expense, net	(3)	(3)	(5)	(4)
Other income (expense), net	(1)	(2)	2	(6)
Loss before income taxes	(30)	(14)	(300)	(1)
Income tax expense (benefit)	8	(2)	101	3
Net loss	$(38)	$(12)	$(401)	$(4)

Diluted (loss) earnings per share	$(0.39)	$(0.13)	$(4.20)	$(0.04)
Weighted-average diluted shares outstanding	95.6	95.0	95.4	94.8

Non-GAAP Financial Measures

In addition to reporting the Company's financial results reported in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP financial measures that will be presented will exclude (i) gains or losses related to our minority investments, (ii) impairments and other, and (iii) certain tax matters that we believe are nonrecurring or unusual in nature.

Certain financial measures are identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives and are consistent with how executive compensation is determined.

Non-GAAP Reconciliation

(unaudited)

Periods ended August 2, 2025 and August 3, 2024

(In millions, except per share amounts)

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each item. The income tax items represent the discrete amount that affected the period. The non-GAAP financial information is provided in addition, and not as an alternative, to our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

Reconciliation of GAAP to non-GAAP results:

	Second Quarter		Year-to-Date
	2025	2024	2025	2024
Pre-tax (loss) income:
(Loss) income before income taxes	$(30)	$(14)	$(300)	$(1)
Pre-tax adjustments excluded from GAAP:
Impairment and other (1)	15	9	291	23
Other income / expense (2)	(1)	—	(5)	2
Adjusted income before income taxes (non-GAAP)	$(16)	$(5)	$(14)	$24

After-tax (loss) income:
Net (loss) income	$(38)	$(12)	$(401)	$(4)
After-tax adjustments excluded from GAAP:
Impairment and other, net of income tax benefit of $4, $1, $43 and $4 million, respectively (1)	11	8	248	19
Other income / expense, net of income tax expense of $-, $-, $- and $- million, respectively (2)	(1)	—	(5)	2
Tax valuation allowance and deferred tax cost write off (3)	1	—	125	—
Adjusted net (loss) income (non-GAAP)	$(27)	$(4)	$(33)	$17

	Second Quarter		Year-to-Date
	2025	2024	2025	2024
Earnings per share:
Diluted (loss) earnings per share	$(0.39)	$(0.13)	$(4.20)	$(0.04)
Diluted per share amounts excluded from GAAP:
Impairment and other (1)	0.11	0.08	2.59	0.20
Other income / expense (2)	—	—	(0.05)	0.02
Tax valuation allowance and deferred tax cost write off (3)	0.01	—	1.32	—
Adjusted diluted (loss) earnings per share (non-GAAP)	$(0.27)	$(0.05)	$(0.34)	$0.18

Non-GAAP Reconciliation

(unaudited)

Periods ended August 2, 2025 and August 3, 2024

(In millions, except per share amounts)

Notes on Non-GAAP Adjustments:

(1)

During the second quarter of 2025, the Company recorded $15 million of expenses related to the pending acquisition by DICK'S Sporting Goods. Acquisition-related charges consisted of costs necessary to consummate the acquisition, including legal and investing banking advisory fees, as well as employee retention costs.

For the second quarter, impairment and other also included a net credit of $2 million, consisting of a $9 million benefit from lease terminations related to the South Korea business shutdown, partially offset by $4 million of impairment of long-lived assets, primarily for the shutdown of a distribution center, and $3 million of accelerated tenancy from the closure of our global headquarters. Finally, we recognized $2 million of reorganization costs primarily related to the announced closure and relocation of the Company's global headquarters and other shutdown costs related to our businesses in South Korea, Denmark, Norway, and Sweden, and a distribution center related to our WSS business.

Additionally, during the year-to-date period of 2025, the Company recorded non-cash impairment charges of $140 million to write down the WSS tradename and $110 million charge to write down goodwill, as a result of a triggering event due to a reduction in the Company's stock price and resulting market capitalization, coupled with general macroeconomic factors. Additionally, non-cash impairment charges of long-lived assets and right-of-use assets, as well as related accelerated amortization and lease terminations, related to the relocation of the global headquarters and the shutdown of the businesses that formerly operated in South Korea, Denmark, Norway, and Sweden totaled $21 million. Reorganization costs totaled $5 million.

The second quarter of 2024 included a $9 million impairment charge of long-lived assets and right-of-use assets, which was primarily related to the Company's decision to exit underperforming operations in South Korea, Denmark, Norway, and Sweden. For year-to-date 2024, impairment and other also included a loss accrual for legal claims of $7 million and a $7 million impairment of long-lived assets and right-of-use assets related to the Company's decision to no longer operate, and to sublease, one of its larger unprofitable stores in Europe.

(2)

For the second quarter of 2025, other expense / income included a $1 million adjustment on the gain related to the sale of the Greece and Romania businesses, bringing the year-to-date gain to $6 million. Additionally, the year-to-date period of 2025 included a $1 million loss on our share of losses related to equity method investments.

For year-to-date 2024, the adjustments to other income / expense consisted of $2 million of our share of losses related to equity method investments.

(3)	In the first quarter of 2025, it was determined that due to recent weakness in market conditions, the ability to utilize the entirety of our European deferred tax asset was less likely than prior periods. Accordingly, the Company recorded a $117 million valuation allowance on all the deferred tax assets related to net operating loss carryforwards and deferred interest deductions related to certain of the Company's European business. The Company will continue to monitor the recoverability of deferred tax assets on a quarterly basis. Additionally, in connection with this assessment, the Company wrote off certain deferred tax costs of $7 million. In the second quarter, the Company recorded an adjustment to the first quarter charges of $1 million.

Sales by Banner

(unaudited)

Periods ended August 2, 2025 and August 3, 2024

(In millions)

	Second Quarter				Year-to-Date
	2025	2024	Constant Currencies	Comparable Sales	2025	2024	Constant Currencies	Comparable Sales
Foot Locker	$764	$754	1.3%	1.8%	$1,499	$1,513	(0.7)%	0.4%
Champs Sports	269	268	0.7	2.0	530	535	(0.7)	1.2
Kids Foot Locker	165	154	7.1	7.6	348	337	3.3	5.3
WSS	147	155	(5.2)	(8.1)	307	315	(2.5)	(6.3)
Other	1	1	—	—	1	1	—	—
North America	1,346	1,332	1.1	1.4	2,685	2,701	(0.4)	0.4
EMEA	401	445	(15.3)	(11.4)	747	839	(14.3)	(10.8)
Foot Locker	67	87	(21.8)	(12.8)	133	159	(13.8)	(7.2)
atmos	37	32	6.3	9.7	74	71	—	0.7
Asia Pacific	104	119	(14.3)	(6.4)	207	230	(9.6)	(4.6)
Total	$1,851	$1,896	(3.7)%	(2.0)%	$3,639	$3,770	(4.1)%	(2.3)%

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	August 2,	August 3,
	2025	2024
ASSETS

Current assets:
Cash and cash equivalents	$299	$291
Merchandise inventories	1,709	1,648
Other current assets	364	404
	2,372	2,343
Property and equipment, net	899	905
Operating lease right-of-use assets	2,052	2,173
Deferred taxes	41	130
Goodwill	655	764
Other intangible assets, net	227	393
Minority investments	115	150
Other assets	146	95
	$6,507	$6,953

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$542	$487
Accrued and other liabilities	461	424
Current portion of long-term debt and obligations under finance leases	4	5
Current portion of lease obligations	482	496
	1,489	1,412
Long-term debt and obligations under finance leases	440	440
Long-term lease obligations	1,843	1,978
Other liabilities	157	226
Total liabilities	3,929	4,056
Total shareholders' equity	2,578	2,897
	$6,507	$6,953

Condensed Consolidated Statement of Cash Flows

(unaudited)

(In millions)

	Twenty-six weeks ended
	August 2,	August 3,
($ in millions)	2025	2024
From operating activities:
Net loss	$(401)	$(4)
Adjustments to reconcile net (loss) income to net cash from operating activities:
Tradename intangible asset impairment	140	—
Impairment of goodwill	110	—
Depreciation and amortization	102	102
Deferred income taxes	49	(29)
Impairment of long-lived assets and right-of-use assets	21	16
Share-based compensation expense	13	13
Gain on sales of businesses	(6)	—
Change in assets and liabilities:
Merchandise inventories	(153)	(143)
Accounts payable	156	123
Accrued and other liabilities	21	31
Pension contribution	(20)	—
Other, net	(30)	17
Net cash provided by operating activities	2	126
From investing activities:
Capital expenditures	(107)	(132)
Minority investments	(1)	(1)
Proceeds from sales of businesses	6	—
Net cash used in investing activities	(102)	(133)
From financing activities:
Shares of common stock repurchased to satisfy tax withholding obligations	(3)	(5)
Payment of obligations under finance leases	(3)	(3)
Treasury stock reissued under employee stock plan	2	2
Proceeds from exercise of stock options	1	5
Payment of debt issuance costs	—	(4)
Net cash used in financing activities	(3)	(5)
Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash	1	—
Net change in cash, cash equivalents, and restricted cash	(102)	(12)
Cash, cash equivalents, and restricted cash at beginning of year	430	334
Cash, cash equivalents, and restricted cash at end of period	$328	$322

Store Count and Square Footage

(unaudited)

Store activity is as follows:

	February 1,			August 2,	Relocations/
	2025	Opened	Closed	2025	Remodels
Foot Locker U.S.	677	1	14	664	26
Foot Locker Canada	84	—	3	81	1
Champs Sports	383	1	8	376	3
Kids Foot Locker	369	1	5	365	3
WSS	151	1	1	151	1
Footaction	1	—	—	1	—
North America	1,665	4	31	1,638	34
EMEA (1)	608	7	25	590	83
Foot Locker Pacific	96	—	—	96	26
Foot Locker Asia	11	—	11	—	—
atmos	30	—	—	30	3
Asia Pacific	137	—	11	126	29
Total	2,410	11	67	2,354	146

Selling and gross square footage are as follows:

	August 3, 2024		August 2, 2025
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,364	4,004	2,316	3,908
Foot Locker Canada	257	423	254	416
Champs Sports	1,497	2,356	1,410	2,218
Kids Foot Locker	766	1,281	746	1,261
WSS	1,479	1,779	1,578	1,900
Footaction	3	6	3	6
North America	6,366	9,849	6,307	9,709
EMEA (1)	1,215	2,465	1,153	2,360
Foot Locker Pacific	244	369	256	384
Foot Locker Asia	52	98	—	—
atmos	28	47	28	47
Asia Pacific	324	514	284	431
Total	7,905	12,828	7,744	12,500

(1)  Includes 7 and 6 Kids Foot Locker stores, and the related square footage, operating in Europe for February 1, 2025 and August 2, 2025, respectively.